163 Cabot Street Beverly, MA 01915 Phone: (978) 927-3808 Fax: (978) 927-1308

Agreement
Client:	SensiVida

Date:	May 21, 2010

Project:
Regulatory Consulting: Assist SensiVida in developing an effective Quality System to ensure compliance with FDA Quality System Regulations (QSR) and current Good Manufacturing practices (cGMP). Conduct clinical trials and prepare submission for SensiVida Microneedle Allergen Array Allergy Test.

Project Scope:

MDC is prepared to assist SensiVida in developing a quality system to meet requirements associated with FDA QSR and cGMP guideline. MDC will prepare a pre-IDE outlining clinical study plans. FDA review of the pre-IDE will provide important guidance on clinical study requirements. Based on FDA feedback, MDC will conduct clinical trials, manage study data and prepare 510k submission for SensiVida Microneedle Allergen Array Allergy Test.

Project Overview:
MDC will work with SensiVida on an as needed basis to accomplish the following goals:

❖
Assist SensiVida to develop and implement an effective design control process in accordance with FDA 21CFR800. MDC will be available to assist in assuring that all required design verification and validation data are generated as needed for 510k review and clearance.

❖	Assist in developing design verification and validation protocols
❖	Define design transfer requirements.
❖	Assist in selecting and auditing third party manufacturers, assuring that key vendors are operating in accordance with FDA QSR and cGMP guidelines
❖	Establish other quality system documents as needed during the initial phase of the project
❖	Develop clinical and analytical study protocols
❖	Develop Labeling in accordance with FDA requirements
❖	Prepare a pre-IDE (early in the project) and submit to the pre-IDE to the FDA.
❖	Following FDA review of the pre-IDE (usually about 60 days) schedule a meeting with the FDA to discuss requirements for the 510k submission.
❖	Finalize clinical and analytical study protocols based on FDA feedback
❖	Manage the clinical trial, including selecting sites and assisting in the IRB approval process
❖	Collect Study data
❖	Monitor study sites
❖	Prepare 510k submission
❖	Monitor submission through the review and final clearance
❖	Assist in developing and implementing procedures for all elements of an effective quality system including:
Management responsibility and Review
Document Control
Purchasing Controls

163 Cabot Street Beverly, MA 01915 Phone: (978) 927-3808 Fax: (978) 927-1308

Control of Vendors
CAPA
Complaint Handling
Environmental Controls (as needed)
Inventory Control (as needed)
Calibration (as needed)
Process control and validation

Project milestones and timelines will be established during the initial phase of the study.

Pre-IDE will be a key milestone and should be able to be completed within 60- 90 days of the start of the project.

SensiVida development schedule will impact all timelines.

MDC fee:

Monthly Retainer: $7,900 per month for 16 months

SensiVida can cancel this agreement at any time, but must provide MDC 30 days notice of cancellation.

If for any reason, the project is delayed, SensiVida can put the project on hold and extend the length of the project.

SensiVida is responsible for all direct expenses associated with travel and clinical study costs.

Agreed:

By:

/s/ Fran White	/s/ Jose Mir
Fran White MDC Associates, LLC President	SensiVida Medical Technologies, Inc.

5/21/2010	5/24/2010
Date	Date